Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

December 20, 2021

HealthCor Catalio Acquisition Corp.

55 Hudson Yards, 28th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as special legal counsel to HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company (“HealthCor”), in connection with the Registration Statement on Form S-4 (the “462(b) Registration Statement”) filed by HealthCor with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). The 462(b) Registration Statement relates to the registration of 40,592 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), of New Hyperfine (as defined below) and 40,592 shares of Class A common stock, par value $0.0001 per share, of New Hyperfine issuable upon the conversion of the Class B common stock (collectively, the “Shares”). The Shares, together with the securities registered pursuant to a Registration Statement on Form S-4 (File No. 333-259148) of HealthCor that was declared effective on November 26, 2021 (the “Initial Registration Statement” and, together with the 462(b) Registration Statement, the “Registration Statement”) are to be issued pursuant to the Business Combination Agreement, dated July 7, 2021, by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor, Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor, Hyperfine, Inc., a Delaware corporation, and Liminal Sciences, Inc., a Delaware corporation (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, among other things, HealthCor will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We refer herein to HealthCor following effectiveness of the Domestication as “New Hyperfine.” This opinion is being rendered in connection with the registration under the 462(b) Registration Statement of the Shares.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Initial Registration Statement;

(b)	the Initial Registration Statement;

(c)	the 462(b) Registration Statement;

(d)	the form of proposed certificate of incorporation of New Hyperfine, to be filed with the Secretary of State of the State of Delaware, in the form filed as Exhibit 3.2 (Annex C) to the Initial Registration Statement;

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HealthCor Catalio Acquisition Corp.

December 20, 2021

(e)	the form of proposed Bylaws of New Hyperfine, to be adopted by New Hyperfine in connection with the Domestication, in the form filed as Exhibit 3.3 (Annex D) to the Initial Registration Statement;

(f)	the form of proposed certificate of corporate domestication of HealthCor, to be filed with the Secretary of State of the State of Delaware; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than HealthCor. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of HealthCor and others as to factual matters. Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that when issued in accordance with terms and conditions set forth in the Registration Statement and the Business Combination Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the DGCL be changed by legislative action, judicial decision or otherwise.

HealthCor Catalio Acquisition Corp.

December 20, 2021

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP